Exhibit 10.02

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

Google AdWords PSP Addendum

This Google AdWords PSP Addendum (“Addendum”) is entered into by ReachLocal, Inc. (“ReachLocal US”), ReachLocal Europe B.V. (“ReachLocal Europe”) and the ReachLocal Affiliates on behalf of themselves and their Affiliates as of July 1, 2014 (“Effective Date”) (each a “PSP” or “Customer” and, collectively, “ReachLocal PSP”) and Google Inc. and the Google Affiliates (together, “Google”). This Addendum is an addendum to the Google Advertising Program Terms (available at www.google.com/ads/terms, the version of such terms applicable to a PSP being determined by the country in which the relevant PSP entity’s billing address is located, the “Ads Terms”), which are hereby incorporated by reference. Any use of the AdWords API by PSP will also be subject to the terms and conditions of the AdWords API (available at www.google.com/apis/adwords/terms.html the “API Terms”). This Addendum, the Ads Terms, and, if applicable, the API Terms (collectively, the “PSP Agreements”) govern ReachLocal PSP’s participation in Google’s AdWords advertising program (the “AdWords Program”) as a reseller appointed by Google (the “PSP Appointment”). Any capitalized terms not defined in this Addendum have the meanings assigned to them in the Ads Terms. With respect to Google, all rights and obligations hereunder with respect to a PSP incorporated in (i) North America or South America (except Brazil and Mexico) shall be that of Google Inc.; (ii) Asia and Australia shall be that of Google Asia Pacific Pte. Ltd.; (iii) Brazil and Mexico shall be that of the applicable Google Affiliate organized in such territory; and (iv) all other territories shall be those of Google Ireland Limited. “Affiliate” means with respect to a party, an entity that directly or indirectly controls, is controlled by or is under common control with such party. All rights and obligations hereunder with respect to a PSP incorporated in (i) North America or South America (except Brazil and Mexico) shall be that of ReachLocal, Inc.; (ii) Europe, Asia and Australia shall be that of ReachLocal Europe B.V; and (iii) Brazil and Mexico shall be that of the applicable ReachLocal Affiliate organized in such territory.

1.

PSP Appointment. Google authorizes each PSP to be a non-exclusive authorized reseller of AdWords Program advertising inventory that is made generally commercially available by Google (“AdWords Inventory”) to Advertisers in the territories listed in Exhibit G. Google, in its sole discretion, reserves the right to disallow certain Advertisers from being activated or served through PSP (even after initially accepting the Advertiser). “Advertiser” means a third party advertiser that a PSP resells AdWords Inventory to.

2.     Obligations.

(a)

PSP Obligations. Each PSP will (i) use commercially reasonable efforts to activate Advertisers, (ii) ensure that any description of a final product incorporating AdWords Inventory that PSP sells to Advertisers (“Retail Product”) includes the product characteristics set forth in Exhibit A, (iii) perform its obligation under this Addendum in a timely and professional manner with competent qualified individuals exercising due skill and care; and (iv) comply with all applicable anti-bribery laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Bribery Laws”), which prohibit corrupt offers of anything of value, either directly or indirectly, to anyone, including a government official, to obtain or keep business or to secure any other improper commercial advantage. “Government officials” include any government employee; candidate for public office; and employee of government-owned or government-controlled companies, public international organizations, and political parties, (v) comply with all other applicable laws, rules and regulations in fulfilling its obligations under this Addendum (including without limitation any obligation to (A) disclose to its Advertisers its receipt of a Performance Bonus and/or (B) pass any portion of Performance Bonus back to its Advertisers), (vi) complete and pass the “Third-Party Compliance Audit” available at http://www.google.com/adwords/thirdpartycompliance/steps.html, (vii) within 60 days of receiving a Feedback Notice, as defined below, provide a plan to address the negative feedback related to such Feedback Notice, and (viii) not actively solicit sales of AdWords Inventory to businesses whose registered address and/or principal place of business is outside the Territory (which is set forth on Exhibit D). For purposes of interpreting Section 2(a)(viii) of this Addendum, to “actively solicit sales” includes advertising AdWords Inventory on a PSP web property which is behind a log-in page, and thus viewable only by the Advertiser who has logged in.  Advertising AdWords Inventory on Partner’s home page does not constitute active solicitation of sales.  Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that PSP may resell AdWords Inventory in accordance with this Addendum to any third party if such third party approaches PSP without being solicited (“passive sales”).

(b)

Google Obligations. Google will make available a dedicated Google AdWords account manager to support each PSP. Google will pay ReachLocal PSP a performance bonus per Performance Period in accordance with Exhibit B. Google may select the form of performance bonus (i.e., by check, wire transfer or AdWords Program credit) at its sole discretion.

(c)

Joint Obligations. ReachLocal PSP and Google will have executive business reviews to discuss key operational, sales and marketing objectives, agreed upon actions and observed impact, and potential growth opportunities, the details of such business reviews (e.g., location, timing and format) to be agreed upon by the parties.

3.

Brand Features. Each party will own all right, title and interest to trade names, trademarks, service marks, logos and domain names secured by such party from time to time (“Brand Features”). In performing its obligations under this Addendum, a PSP may only refer to itself as a “Google AdWords Premier SMB Partner” (or another designation as communicated to a PSP by Google from time to time). Google authorizes each PSP to display the “Google AdWords Premier SMB Partner” Brand Feature (or another applicable Brand Feature), as provided to PSP by Google in writing, in the Territories, during the Term solely in accordance with the Trademark Guidelines available at www.google.com/permissions and solely for the purpose of fulfilling PSP’s obligations set forth in this Addendum. Each PSP must submit all materials containing Google’s Brand Features to Google for prior written approval. Each PSP authorizes Google to use each PSP’s Brand Features in connection with this Addendum during the Term in connection with Google’s marketing presentations and materials (e.g., a web page created by Google that contains each PSP’s Brand Features and links to the applicable PSP home page or relevant page on the applicable PSP’s website). Google may revoke or suspend the rights granted under this section for a particular Territory in its sole and reasonable discretion if Google believes that the applicable PSP organized in such Territory has breached the PSP Agreements or Partner Policies, provided that Google provides written notice of such revocation or suspension to the applicable PSP. “Partner Policies” means the “Google Third-Party Policy” (or under a different name as communicated to ReachLocal PSP by Google) found in Google’s policies available at www.google.com/ads/policies.

4.	Account Management. Each PSP will use best account management practices in managing the AdWords accounts, including, without limitation:

(a)	creating only one AdWords account for each Advertiser,
(b)	uploading complete and accurate business name, address, and URLs for each Advertiser and
(c)	being responsible for all account activation and management (e.g., geo-targeting or geo-modified keywords and local extensions).

PSP will be granted access to My Client Center and Consolidated Billing (subject to the applicable terms and conditions for such tools).

5.

Customer Service. Each PSP will be solely responsible for providing all customer service (including, without limitation, billing and collections) to Advertisers it activates in the AdWords Program, in accordance with industry standards, which at the minimum will include: (a) phone support during business hours and (b) response to e-mail queries within 5 business days, with immediate resolution for any issues when possible. Each PSP agrees that Google will have the right, upon request, to review samples of communications sent by each PSP to Advertisers in connection with the transactions contemplated by this Addendum. Google will also have the right to send customer satisfaction questionnaires to Advertisers and, in connection with such right, each PSP will provide customer information (e.g., account activation date, business name) as requested by Google (or by a third-party market research partner on behalf of Google) and in the format requested by Google within 30 days of such request, provided that such request does not conflict with applicable legal requirements, including European data privacy requirements.

6.

Subcontractors. Each PSP may, subject to Google’s written consent (which can be revoked at any time), use subcontractors solely to assist PSP with its sales, marketing and technology fulfillment obligations under this Addendum. Each PSP must enter into a written agreement with subcontractor, which contains terms that are at least as protective of Google as the terms of this Addendum. ReachLocal PSP remains responsible for compliance of subcontractor and its personnel in all respects with this Addendum.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

7.

Channel Partners/Channel Conflict. Pursuant to Section 6, Channel Partners (as defined in Exhibit B) are subcontractors under this Addendum and Google will pay Reseller Performance Bonus based on Qualified Advertisers activated by its Channel Partners; provided that such Channel Partners have complied with the terms and conditions of this Addendum (including, without limitation, compliance with law, transparency to Advertisers as set forth in Section 9(a) and Exhibit A, and [*****]. Each PSP agrees to the following:

(a)

Each PSP has or will enter into written agreements with Channel Partners which contains terms that are consistent with and at least as restrictive as the terms of this Addendum (each a “Channel Partner Agreement”);

(b)	Channel Partner Agreements will include audit rights which can be exercised directly by Google;
(c)

Channel Partner Agreements will expressly provide that Google is a third party beneficiary to the Channel Partner Agreements so that Google may directly enforce the terms of the Channel Partner Agreements against the Channel Partners;

(d)	Each PSP will require that Channel Partners include the total Retail Price (as defined in Exhibit C) including Set-up Fee (as defined in Exhibit A) on the Reseller’s platform;
(e)	Each PSP will ensure that Channel Partners will not refer to itself as a “Google AdWords Premier SMB Partner”; and
(f)	all information provided to Google regarding Channel Partners and Qualified Advertisers activated by Channel Partner is complete, correct and current.

Each PSP remains responsible for compliance of Channel Partners and its personnel in all respects with this Addendum To the extent that any act or omission by any Channel Partner would constitute a breach of this Addendum if committed by a PSP, and such PSP shall be liable to Google for such act or omission as if the act or omission had been committed by PSP. On a quarterly basis, ReachLocal PSP will provide to Google a list of top Channel Partners and Google may work directly with such Channel Partners [*****] to ReachLocal PSP. In the event that Google decides to work directly with a Channel Partner as a PSP, the Eligible Ad Spend from such Channel Partner shall be excluded from all applicable Comparison Periods (as defined in Exhibit B) for purposes of calculating the Performance Bonus.

[*****]

8.

Training. Google agrees to train each PSP on the AdWords Program, including (a) how to resell AdWords Inventory and (b) how to create and manage Advertiser accounts, the details of such training to be determined by Google in its sole discretion. PSP agrees that all of its (i) AdWords account managers and other applicable business functions will pass the “Google Advertising Fundamentals Exam” and the “Search Advertising Advanced Exam” within 60 calendar days of the Effective Date (as defined below) and stay qualified during the Term and (ii) sales force who are selling AdWords Inventory hereunder, including, without limitation, any subcontractors, will have passed the sales exam as required by Google within 6 months of the Effective Date (collectively, “AdWords Qualified”). If relevant personnel who are AdWords Qualified leave the employment of a PSP, the PSP will ensure that any replacement personnel become AdWords Qualified within 90 days from such departure.

9.	Reporting Requirements; Records and Audit Rights.

(a)

Reports to Advertiser. ReachLocal PSP will provide Advertiser with reporting data as frequently as existing reporting from PSP to Advertiser, but no less than on a monthly basis, that discloses absolute dollars (or the relevant local currency, as applicable) spent on Google and performance (at a minimum cost, clicks and impressions of users on the AdWords account of that Advertiser), in a reasonably prominent location. Any reports must be provided in a manner consistent with existing customer reporting methods (e.g., postal mail or email), and available in any online reporting system provided to Advertisers.

(b)	Reports to Google. ReachLocal PSP will deliver to Google the written reports set forth in Exhibit C.
(c)

Records and Audit Rights. ReachLocal PSP will keep and maintain complete and accurate books, records and accounts relating to this Addendum and conduct internal audits as are reasonably required to verify continuing compliance with this Addendum. During the Term, and for a period of one year thereafter, Google may, upon 30 calendar days’ prior written notice and during normal business hours, have an independent auditor review and audit ReachLocal PSP’s relevant records to confirm each PSP’s compliance with this Addendum. Auditor will only have access to those books and records of each PSP which are reasonably necessary to confirm such compliance. Any such audit will be at Google’s expense, but if such audit reveals any material breach of this Addendum, PSP will promptly pay to Google all costs and expenses of such audit. ReachLocal PSP will promptly correct any noncompliance revealed by an audit.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

10.

Billing; Payment. Google will invoice each PSP each month by providing an aggregate-level bill to ReachLocal US for those PSPs located in North and South America (except Brazil and Mexico) (the “Americas Territory”), to ReachLocal Europe for those PSPs located in all other countries in the Territory (except Brazil and Mexico) (the “Non-Americas Territory”), to ReachLocal Brasil Servicos Online De Marketing Limitada for Brazil and ReachLocal Mexico De R.L. De C.V. for Mexico. Payment by ReachLocal US, ReachLocal Europe, ReachLocal Brasil Servicos Online De Marketing Limitada, or ReachLocal Mexico De R.L. De C.V. to Google will be due within the period of time from the invoice date as set forth in Exhibit F of this addendum. In the event Google, at its sole discretion, decides to offer reimbursement for travel, entertainment, marketing, or other expenses, Google will only do so if (a) the applicable PSP has obtained written approvals from Google prior to such PSP’s expenditure and (b) requests for reimbursement are supported by detailed records.

11.

Confidentiality. No party may disclose the terms or conditions of this Addendum (except when required by law) or make any public statement regarding the relationship contemplated by this Addendum without the prior written consent of the other party. PSP may not disclose the terms, conditions or existence of any non-public aspect of the PSP Appointment, except to its professional advisors under a strict duty of confidentiality or as necessary to comply with applicable law.

12.

Term; Termination. This Addendum will commence on the Effective Date and will continue through June 30, 2017 (the “Term”), unless terminated earlier in accordance with this Section. Either party may terminate this Addendum: (a) if the other party materially breaches any term or condition of this Addendum and fails to cure such breach within 30 calendar days after receiving written notice thereof; or (b) for any reason or no reason (1) before any renewal, upon 60 calendar days’ prior written notice to the other party and (2) after any renewal, upon written notice to the other party. Google may terminate this Addendum immediately upon written notice to ReachLocal PSP if: (A) a PSP breaches (i) Section 10 (Confidentiality) or Section 3 (Brand Features), (ii) Google or Partner Policies or (iii) the API Terms; (B) Google terminates the AdWords Program; (C) Google believes, in good faith, that a PSP has violated or caused Google to violate any laws (including but not limited to Anti-Bribery Laws); (D) a PSP misses the Minimum Qualified Advertiser Threshold (as defined in Exhibit B) as calculated on the last day of the Performance Period to which the Minimum Qualified Advertiser Threshold corresponds for any Performance Period; (E) [*****]; (F) [*****]; or (G) [*****]. If a PSP’s actions or inactions gives rise to a right to terminate this Addendum by Google, then Google may, in its reasonable discretion, subject to the notice and cure period set forth above, revoke all rights that such PSP has under this Addendum (including the licenses granted in Section 3 of this Addendum (“Brand Features”) or revoke such PSP’s rights in the applicable Territory where such actions or inactions arose and Google will have no obligations to include such PSP’s Eligible Ad Spend in the Performance Bonus calculation after the date of termination. For the sake of clarification, with respect to subparagraphs (D), (E), (F) and (G), Google may only terminate with respect to the PSP that has failed to comply with such requirements. Upon termination or expiration of the Ads Terms or the API Terms, this Addendum will automatically terminate. Sections 9(c), 11 and 12 will survive any expiration or termination of this Addendum. Termination or expiration of this Addendum does not (x) terminate the Ads Terms which will continue to apply to all AdWords accounts created by PSP on its own behalf or on behalf of Advertisers, or (y) prevent PSP from participating in the AdWords program pursuant to the Ads Terms.

Agreed and accepted:

GOOGLE INC.	PREMIER SMB PARTNER: REACHLOCAL, INC.
By: /s/ Nikesh Arora	By: /s/ Jason Whitt
Name: Nikesh Arora	Name: Jason Whitt
Title: President, Global Sales and Business Development Google Inc.	Title: SVP Corporate Development
Date: June 26, 2014	Date: June 25, 2014

Confidential material redacted and filed separately with the Securities and Exchange Commission.

GOOGLE IRELAND LIMITED	PREMIER SMB PARTNER: REACHLOCAL EUROPE BV
By: /s/ Clare Twomey for Graham Law	By: /s/ Craig Harris
Name: Clare Twomey for Graham Law	Name: Craig Harris
Title: Board Director	Title: Director
Date: June 27, 2014	Date: June 25, 2014

GOOGLE ASIA PACIFIC PTE. LTD.	PREMIER SMB PARTNER: REACHLOCAL BRASIL SERVICOS ONLINE DE MARKETING LIMITADA
By: /s/ Marco Borla	By: /s/ Jose G. B. Coscelli
Name: Marco Borla	Name: Jose G. B. Coscelli
Title: Finance Director Google Asia Pacific Pte. Ltd.	Title: General Manager Latin America
Date: June 27, 2014	Date: June 26, 2014

GOOGLE OPERACIONES DE MEXICO S DE RL DE CV	PREMIER SMB PARTNER: REACHLOCAL MEXICO, S. DE R.L. DE C.V.
By: /s/ Fernando Gimena	By: /s/ Jose G. B. Coscelli
Name: Fernando Gimena	Name: Jose G. B. Coscelli
Title:	Title: General Manager Latin America
Date: June 26, 2014	Date: June 26, 2014

GOOGLE BRASIL INTERNET LTDA. By: /s/ Fabio Coelho Name: Fabio Coelho Title: Director General Date: June 26, 2014

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT A

Retail Product

1.	Retail Product: ReachSearch characteristics:

In the event that PSP charges a separate fee for setting up the AdWords account as part of Retail Product (“Set-up Fee”), PSP will apply the Set-up Fee only once per Advertiser upon the creation of the AdWords campaign and the Set-up Fee will not exceed USD$999 per Advertiser.

2.

PSP must clearly disclose in writing during the process of reselling AdWords Inventory, on PSP’s website and in the marketing and promotional materials designed to promote PSP’s services and offerings as a Google AdWords Premier SMB Partner to the Advertiser, that the Retail Product includes a management fee over the cost of purchase of AdWords Inventory.

3.

In the event that PSP wishes to change the Retail Product characteristics set out in Section 1, it must: (a) notify Google in writing (including by e-mail), and (b) receive written confirmation (including by e-mail) from Google of Google’s agreement.

4.

Subject to Section 3, to the extent permitted by applicable law, PSP agrees to consult with Google in good faith with respect to the creation and development of Retail Products under the Addendum and this Exhibit A, and to communicate to Google the characteristics of each Retail Product prior to their commercialization; provided always that PSP will be free to charge Advertisers whatever final Retail Prices PSP chooses for the Retail Product in its sole discretion.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

 EXHIBIT B

Performance Bonus

[*****]

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT C

PSP Reports

[*****]

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT D

Share to AdWords Objective by Territory

[*****]

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT E

Eligible Ad Spend by Territory

[*****]

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT F

Payment Window

By Territory

Territory Where PSP is Located	Payment Window From Invoice Date (days)
United States	45
Canada	45
Mexico	45
Brazil	45
United Kingdom	30
Netherlands	30
Germany	30
Belgium	30
Russia	30
Poland	30
Czech Republic	30
Slovakia	30
Austria	30
Japan	60
Australia	30
New Zealand	30

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT G

Territories

United States

Canada

Mexico

Brazil

United Kingdom

Netherlands

Germany

Belgium

Russia

Poland

Czech Republic

Slovakia

Austria

Japan

Australia

New Zealand

Confidential material redacted and filed separately with the Securities and Exchange Commission.